                       CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated February 3, 2003, which appear in the December 31, 2002 Annual Report to Shareholders of Strong Advisor Equity Funds and the December 31, 2002 Annual Report to Shareholders of Strong International Equity Funds, relating to the financial statements and financial highlights of Strong International Equity Funds, Inc. (comprised of the Strong Advisor International Core Fund, Strong Foreign MajorMarkets Fund, Strong International Stock Fund and Strong Overseas Fund series), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.


PricewaterhouseCoopers LLP

/s/ PricewaterhouseCoopers LLP


Milwaukee, Wisconsin
April 28, 2003